UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 26, 2017

MATEON THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

0-21990	13-3679168
(Commission File Number)	(IRS Employer Identification No.)

701 Gateway Boulevard, Suite 210 South San Francisco, CA	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 635-7000

N/A

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

On September 26, 2017, Mateon Therapeutics, Inc. (the “Company”) announced a reduction in force, in which six employees are departing the Company. Following these departures, the Company will have seven employees. This step is being taken as a result of the termination of the Company’s clinical study of its product candidate CA4P in platinum-resistant ovarian cancer and to allow the Company to reduce its ongoing cash expenditures.

Item 2.05	Costs Associated with Exit or Disposal Activities.

As noted above, the Company announced staff reductions of a significant portion of its workforce as of September 26, 2017.

The Company intends to complete the workforce reduction within one week, or by October 2, 2017. The Company intends to provide severance payments and continuation of benefits to the employees whose employment is being terminated as part of the workforce reduction to the extent consistent with the Company’s past practices. The Company’s Chief Executive Officer, William D. Schwieterman, M.D., the Company’s Chief Financial Officer, Matthew M. Loar, and the Company’s Chief Scientific Officer, David J. Chaplin, Ph.D., have each agreed to a 50% reduction of their base salary, effective in the next immediate pay period, with reinstatement of their base salaries to previous levels contingent on the Company raising additional funding of at least $4 million or a change in control of the Company.

The Company estimates the workforce and salary reductions will result in monthly savings of approximately $110,000 in operating expenses, with one-time estimated severance and other cash charges related to the workforce reduction of approximately $160,000 expected to be recorded in the third quarter of 2017. Following the staff reductions and related operational changes described in this Form 8-K, the Company expects to have sufficient cash resources to continue its operations into November 2017.

The Company does not anticipate that there will be any further material future cash expenditures associated with the workforce reduction. The estimated savings and costs noted above are subject to a number of assumptions. Actual results and experience may differ materially as a result of various important factors. The Company may incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the workforce reduction, the salary reductions and the changes to its operations.

The Company is presently engaged in a review of strategic alternatives, including with respect to CA4P and its other clinical-stage product candidate, OXi4503, which may include partnerships, divestitures and/or other potentially value-generating alternatives. If these alternatives are not viable, the Company may never obtain value for its programs or product candidates.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(e) The disclosures set forth in Item 2.05 of this Current Report on Form 8-K regarding the reductions in base salary for Drs. Schwieterman and Chaplin and Mr. Loar are incorporated by reference. Independent members of the board of directors have agreed to waive their cash compensation until the Company raises additional funding of at least $4 million or there is a change in control of the Company.

Item 8.01	Other Events.

On September 26, 2017, the Company announced the results of its third interim analysis of the FOCUS trial. Those results indicated that the Company’s product candidate CA4P did not provide a sufficiently meaningful clinical benefit to warrant further development, and accordingly the Company is terminating substantially all future development of CA4P. The Company intends to shift the primary focus of its clinical development efforts to its product candidate OXi4503, for the treatment of acute myelogenous leukemia.

Item 9.01	Financial Statements and Exhibits.

The following exhibits are furnished with this report:

Exhibit Number	Description

99.1	Press Release dated September 26, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mateon Therapeutics, Inc.

Date: September 27, 2017	By:	/s/ Matthew M. Loar
Matthew M. Loar Chief Financial Officer